As filed with the Securities and Exchange Commission on April 1, 2024

Registration No. 333-261870

Registration No. 333-256737

Registration No. 333-228400

Registration No. 333-214456

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-261870

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-256737

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-228400

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3 REGISTRATION STATEMENT NO. 333-214456

UNDER

THE SECURITIES ACT OF 1933

KODIAK GAS SERVICES, LLC

(as successor in interest to CSI Compressco LP)

(Exact name of registrant as specified in its charter)

Delaware	45-2397126
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9950 Woodloch Forest Drive, 19th Floor

The Woodlands, Texas 77380

(936) 539-3300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Name, address, including zip code, and telephone number, including area code, of agent for service:	Copy of communications to:
Robert M. McKee Kodiak Gas Services, Inc. 9950 Woodloch Forest Dr., 19th Floor The Woodlands, TX 77380	Keith M. Townsend Robert J. Leclerc King & Spalding LLP 1180 Peachtree Street, NE, Suite 1600 Atlanta, GA 30309-3521 (404) 572-4600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Kodiak Gas Services, LLC, a Delaware limited liability company (“Kodiak”), as successor in interest to CSI Compressco LP, a Delaware limited partnership (“CSI Compressco”), is filing these post-effective amendments (these “Post-Effective Amendments”), which relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), filed by CSI Compressco, with the Securities and Exchange Commission:

•

Registration Statement No. 333-261870 on Form S-3, filed on December 23, 2021, as amended by Amendment No.  1 filed on January 18, 2022, registering 39,309,470 common units representing limited partner interests in CSI Compressco offered by selling unitholders;

•

Registration Statement No. 333-256737 on Form S-3, filed on June 3, 2021, as amended by Amendment No.  1 filed on June 17, 2021, registering an indeterminate number of common units representing limited partner interests, preferred units and partnership securities of CSI Compressco, and debt securities and guarantees of CSI Compressco Finance Inc.;

•

Registration Statement No. 333-228400 on Form S-3, filed on November 15, 2018, registering 9,500,000 common units representing limited partnership interests of CSI Compressco offered by selling unitholders; and

•

Registration Statement No. 333-214456 on Form S-3, filed on November 4, 2016, as amended by Amendment No.  1 filed on December 28, 2016 and Amendment No.  2 filed on January 20, 2017, registering up to 12,962,000 common units representing limited partnership interests of CSI Compressco offered by selling unitholders.

Reference is made to the Agreement and Plan of Merger, dated December 19, 2023, by and among Kodiak Gas Services, Inc., a Delaware corporation, Kodiak, Kick Stock Merger Sub, LLC, a Delaware limited liability company, Kick GP Merger Sub, LLC, a Delaware limited liability company, Kick LP Merger Sub, LLC, a Delaware limited liability company, CSI Compressco, and CSI Compressco GP LLC, a Delaware limited liability company (the “Merger Agreement”).

On April 1, 2024, in connection with the consummation of the mergers contemplated by the Merger Agreement (the “Closing”), Kodiak has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by CSI Compressco in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, Kodiak hereby removes from registration by means of this Post-Effective Amendment all such securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities and Kodiak hereby terminates the effectiveness of the Registration Statements.

After the Closing on April 1, 2024, and in accordance with the applicable provisions of the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, CSI Compressco merged with and into Kodiak (the “Post-Closing Merger”). At the effective time of the Post-Closing Merger, the separate existence of CSI Compressco ceased, and Kodiak survived the Post-Closing Merger as a direct subsidiary of Kodiak Gas Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on this 1st day of April, 2024.

Kodiak Gas Services, LLC
Successor in interest to CSI Compressco LP

By:	/s/ Kelly M. Battle
Name: Kelly M. Battle
Title: Executive Vice President, Chief Legal Officer, and Chief Compliance Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.